EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Delta Apparel, Inc.:
We consent to the incorporation by reference in registration statements (No. 333‑61190 and No. 333-172018) on Form S-8 and (No. 333-214783) on Form S-3 of Delta Apparel, Inc. of our report dated December 15, 2015, except for Note 14, as to which the date is November 29, 2016, with respect to the consolidated statements of operations, comprehensive income, shareholders’ equity, and cash flows of Delta Apparel, Inc. and subsidiaries for the year ended October 3, 2015, and the related financial statement schedule, which report appears in the September 30, 2017 annual report on Form 10‑K of Delta Apparel, Inc..
(signed) KPMG LLP
Greenville, South Carolina
November 28, 2017